                                                              EXHIBIT 21
                                                    SUBSIDIARIES OF THE REGISTRANT

(1)  First Security Bank is the bank subsidiary of the Company.  The Company owns 100% of First Security Bank.

(2)  Batesville Security Building Corporation is the non-bank subsidiary of the Company.   The Company owns 100% of
      Batesville Security Building Corporation.